Exhibit 5


                      Opinion of Weil, Gotshal & Manges LLP


                     [Weil, Gotshal & Manges LLP letterhead]


                                   May 2, 2007



NextWave Wireless Inc.
12670 High Bluff Drive
San Diego, California 92130

Ladies and Gentlemen:

                  We have acted as counsel to NextWave Wireless Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of the Company's Registration Statement on Form S-8 (the "Registration Statement"), under the Securities Act of 1933, as amended, in connection with the registration of 18,026,316 shares of common stock, par value $0.001 per share, of the Company (the "Shares"), issuable pursuant to awards granted or to be granted under (i) the NextWave Wireless Inc. 2005 Stock Incentive Plan, as amended on April 11, 2007 (the "Amended 2005 Stock Incentive Plan"), (ii) the NextWave Wireless Inc. 2007 New Employee Stock Incentive Plan (the "2007 Stock Incentive Plan"), and (iii) the GO Networks Inc. Employee Stock Bonus Plan (the "GO Plan").

                  In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Amended and Restated Certificate of Incorporation of the Company; (ii) the By-Laws of the Company;
(iii) the Registration Statement; (iv) the Amended 2005 Stock Incentive Plan,
(v) the 2007 Stock Incentive Plan, (vi) the GO Plan, and (vii) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

                  In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

                  Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the 18,037,634 Shares being registered for sale pursuant to the Registration Statement when issued and delivered upon the exercise of awards in accordance with the terms of the Amended 2005 Stock Incentive Plan, the 2007 Stock Incentive Plan and the Go Plan, as applicable, will be validly issued, fully paid and non-assessable.


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                  The opinion expressed herein is limited to the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

                  We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the prospectus which is a part of the Registration Statement.



                                        Very truly yours,

                                        /s/ Weil, Gotshal & Manges LLP